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                                                                    Exhibit 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 3, 1999, except as to the poolings of interests with Bright Tiger Technologies, Inc. and Live Software, Inc. which are as of April 12, 1999 and June 25, 1999, respectively, relating to the financial statements and financial statement schedules of Allaire Corporation, which appear in such Registration Statement.

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 15, 1999, relating to the financial statements of Bright Tiger Technologies, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 19, 1999